Exhibit 23.1

The accompanying financial statements give effect to a 1-for-8.215 reverse stock split of the common stock of Harmony Biosciences Holdings, Inc. which will take place prior to the effective date of the registration statement. The following report is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-8.215 reverse stock split of the common stock of Harmony Biosciences Holdings, Inc. described in Note 17 to the financial statements and, assuming that from April 10, 2020 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 11, 2020

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-240122 on Form S-1 of our report dated April 10, 2020 (August     , 2020 as to the effects of the reverse stock split discussed in Note 17), relating to the financial statements of Harmony Biosciences Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chicago, Illinois

August     , 2020